                                                                    EXHIBIT 99.1



                         VLASIC FOODS COMPLETES SALE OF
                      SWIFT-ARMOUR ARGENTINE BEEF BUSINESS


CHERRY HILL, NJ -- July 30,1999 -- Vlasic Foods International (NYSE: VL) today announced it has completed the sale of its Swift-Armour Argentine beef business to an investor group headed by Carlos Oliva Funes, president of Swift-Armour, JP Morgan Capital Corp and Greenwich Street Capital Partners. Vlasic announced in May that it would sell Swift-Armour because the business was non-strategic and the sale would help further focus the Company on growing its core "Vlasic" condiments and "Swanson" frozen foods businesses. Vlasic Foods said it will use the proceeds to pay down debt.

         "We are moving quickly and decisively to eliminate non-strategic assets and focus our energies against brand and volume building programs in support of our 'Vlasic' and 'Swanson' businesses," said Robert F. Bernstock, Vlasic Foods International President and Chief Executive Officer.

         Swift-Armour, which employs approximately 2,000 people, produces chilled, frozen and canned beef products that are mainly sold to wholesale customers such as manufacturers and foodservice establishments. Swift-Armour had 1998 sales of more than $200 million.

         The divestiture is part of Vlasic Foods' five-part program to strengthen the Company. The program includes sustained growth initiatives for its core "Vlasic" and "Swanson" brands, where the Company announced it will launch 20 new products for fiscal 2000; cost savings actions; asset management programs to maximize returns; portfolio reconfiguration; and capital structure management. Last month the Company completed a $200 million bond offering.

        The sale of the beef business is the Company's second business divestiture this fiscal year. In January, Vlasic Foods completed the sale of its non-strategic, Kattus gourmet foods distribution business in Germany. Lehman Brothers served as financial advisor to Vlasic on both divestitures.

                                       ###

FORWARD LOOKING STATEMENT

This release contains certain forward-looking statements within the meaning of
Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. The Company believes the assumptions underlying the forward-looking statements are reasonable. However, any of the assumptions could be inaccurate, and therefore, there can be no assurance that the forward-looking statements contained in this release will prove to be accurate.

Additional information that could cause actual results to vary materially from the results anticipated may be found in the Company's most recent Form 10-K and other reports filed with the Securities Exchange Commission.

Furthermore, the Company disclaims any obligation or intent to update any such factors or forward-looking statements to disclaim future events and developments.



SOURCE:  Vlasic Foods International Inc.

CONTACT:  Kevin G. Lowery
         (856) 969-7417 media
         William J. Fasel
         (856) 969-7428 analysts